GENERAL CABLE CORPORATION

CONTACT:	Paul M. Montgomery Vice President, Finance Investor Relations (859) 572-8684	FOR IMMEDIATE RELEASE October 25, 2004

General Cable Corporation Lowers Borrowing Rate by Amending Credit Facility

HIGHLAND HEIGHTS, KENTUCKY, October 25, 2004 - General Cable Corporation (NYSE: BGC) announced today that it has successfully completed an amendment to its asset based senior secured credit agreement. The original credit agreement was entered into November 24, 2003, by General Cable, its principal U.S. operating subsidiary, General Cable Industries, Inc., and certain lenders. The amendment, effective October 22, 2004, lowers the borrowing rate on its $240 million senior secured credit facility by 50 basis points, increases the annual maximum amount permitted under the facility for capital expenditures from $35 million to $50 million and provides the Company the ability to swap up to $100 million of its existing fixed rate debt to a floating interest rate.

“Our improving financial results over the last three quarters provided us the ability to favorably amend our revolving credit facility,” said Christopher Virgulak, Executive Vice President, Chief Financial Officer and Treasurer of General Gable. “Our lenders unanimously approved the amendment which will lower our borrowing cost over the remaining four years of the facility and provide us additional flexibility to invest in the profitable growth of our business.”

General Cable (NYSE:BGC), headquartered in Highland Heights, Kentucky, is a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty and communications markets. The Company offers competitive strengths in such areas as breadth of product line, brand recognition, distribution and logistics, sales and service and operating efficiency. Energy cables include low-, medium- and high-voltage power distribution and power transmission products. The Industrial and Specialty segment is comprised of application-specific cables for uses such as electrical power generation (traditional fuels, alternative and renewable sources, and distributed generation), the oil, gas and petrochemical industries, mining, industrial automation, marine, military and aerospace applications, power applications in the telecommunications industry, and other key industrial segments. Communications wire and cable products transmit low-voltage signals for voice, data, video and control applications. Visit our website at www.GeneralCable.com.

Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include economic and political consequences resulting from the September 2001 terrorist attack and the war with Iraq, domestic and local country price competition, particularly in certain segments of the power cable market and other competitive pressures; general economic conditions, particularly in construction; changes in customer or distributor purchasing patterns in our business segments; the Company’s ability to increase manufacturing capacity and productivity; the financial impact of any future plant closures; the Company’s ability to successfully complete and integrate acquisitions and divestitures; the Company’s ability to negotiate extensions of labor agreements on acceptable terms; the Company’s ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the Company’s ability to pay dividends on its preferred stock; the impact of unexpected future judgments or settlements of claims and litigation; the Company’s ability to achieve target returns on investments in its defined benefit plans; the Company’s ability to avoid limitations on utilization of net losses for income tax purposes; the cost of raw materials, including copper and aluminum; the Company’s ability to increase its selling prices during periods of increasing raw material costs; the impact of foreign currency fluctuations; the impact of technological changes; and other factors which are discussed in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2004, as well as periodic reports filed with the Commission.

Release No. 0455
10/25/04